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                                                                     EXHIBIT 5.1



                [Gardere Wynne Sewell & Riggs, L.L.P. Letterhead]




June 4, 1999


Smith International, Inc.
16740 Hardy Street
P.O. Box 60068
Houston, Texas 77205

Gentlemen:

As set forth in the Registration Statement (the "Registration Statement") on Form S-3 to be filed by Smith International Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 548,527 shares (the "Shares") of the Company's common stock, par value $1.00 per share ("Common Stock"), to be sold by CONEMSCO, Inc., certain legal matters in connection with the Common Stock are being passed upon for the Company by us. This opinion is being furnished to you in accordance with the requirements of
Item 16 of Form S-3 and Item 601(b) (5) (i) of Regulation S-K for filing as
Exhibit 5.1 to the Registration Statement.

In our capacity as your special counsel, we have examined the Restated Certificate of Incorporation and Restated Bylaws of the Company and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly authorized, were validly issued and are fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to our Firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.






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Smith International, Inc.
June 4, 1999
Page 2



This opinion letter is rendered as the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implications or otherwise, as to any other matters relating to the Company or the Shares.

Very truly yours,


GARDERE WYNNE SEWELL & RIGGS, L.L.P.